VOTING AGREEMENT AND IRREVOCABLE PROXY

This Voting Agreement and Irrevocable Proxy (this "Agreement"), dated as of _________, 2003, is by and between ____________ ("Stockholder") and John S. Bowers, III ("Bowers").

BACKGROUND

Bowers and Barrister Global Services Network, Inc., a Delaware corporation (the "Company"), have proposed and are currently negotiating a stock purchase transaction, by and between Bowers and the Company (the "Proposed Transaction"), pursuant to which Bowers would purchase (i) shares of the common stock, $0.24 par value per share, of the Company (the "Common Stock"), and (ii) one or more shares of the preferred stock, $1.00 par value per share, of the Company, which would be convertible at the option of Bowers into shares of the Common Stock (the "Convertible Preferred Stock").

The Common Stock and Convertible Preferred Stock proposed to be issued to Bowers in the Proposed Transaction would, upon issuance, constitute approximately 51% of the voting and equity interest in the Company.

Stockholder and Bowers have entered into that certain Confidentiality Agreement, dated as of October __, 2003, regarding the Proposed Transaction.

The Company does not have authorized and unissued shares of the Common Stock under its Certificate of Incorporation, as amended (the "Charter"), sufficient to permit the conversion of the Convertible Preferred Stock.

If the Proposed Transaction is consummated, Bowers and the Stockholder desire to amend the Charter to (i) increase the authorized shares of the Common Stock from 20,000,000 to 50,000,000, and (ii) decrease the par value of the Common Stock from $0.24 per share to $0.01 per share (the "Charter Amendments"), in order to permit the conversion of the Convertible Preferred Stock and to facilitate the Company's ability to raise additional equity capital from time to time subsequent to the consummation of the Proposed Transaction.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.      Voting Agreement.

(a)    Effective upon consummation of the Proposed Transaction (the "Effective Date"), Stockholder agrees that at any time while this Agreement remains in effect, Stockholder shall vote all of his, her or its Stockholder Shares on matters as to which the Stockholder is entitled to vote at any annual, special or other meeting of the stockholders of the Company, and at any adjournment or adjournments thereof, or by written consent in lieu of such a meeting, in favor of the Charter Amendments.

(b)    For purposes of this Agreement, "Stockholder Shares" means the shares of capital stock of the Company Beneficially Owned by Stockholder as of the date of this Agreement (the "Existing Shares"), or Beneficially Owned by Stockholder at any time hereafter (including, without limitation, by way of exercise of options or by way of dividend, distribution, exchange, merger, consolidation, recapitalization, reorganization, stock split, grant of proxy or otherwise) by Stockholder (as adjusted as set forth below). In the event of any change in the Existing Shares by reason of a stock dividend, stock split, split up, recapitalization, combination, consolidation, exchange of shares or similar transaction, the type and number of shares or securities that constitute Stockholder Shares under this Agreement shall be adjusted appropriately.

(c)    For purposes of this Agreement, "Beneficial Owner" has the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and "Beneficially Owned" and "Beneficially Owns" shall have correlative meanings. For purposes of this Agreement, "Person" means a corporation, association, partnership, joint venture, organization, business, individual, trust, estate or any other entity or group (within the meaning of Section 13(d)(3) of the Exchange Act).

2.      Irrevocable Proxy.

(a)    Effective upon the Effective Date, Stockholder hereby constitutes and appoints Bowers with full power of substitution as Stockholder's true and lawful proxy and attorney-in-fact to vote, at any annual, special or other meeting of the Company's stockholders (and any adjournment or postponement thereof), the Stockholder Shares in favor of the Charter Amendments. Such proxy shall be limited strictly to the power to vote the Stockholder Shares in the manner set forth in this Agreement and shall not extend to any other matters.

(b)    The proxy and power of attorney granted pursuant to this Agreement shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, and shall revoke all prior proxies and powers of attorney granted by the Stockholder with respect to any of the Stockholder Shares. The Stockholder agrees not to grant any proxy or power of attorney to any Person which conflicts with the proxy and power of attorney granted pursuant to this Agreement, and any attempt to do so shall be null and void. The power of attorney granted pursuant to this Agreement is a durable power of attorney and shall survive the death or incapacity of Stockholder.

(c)    If Stockholder fails for any reason to vote the Stockholder Shares in accordance with the requirements of Section 1, then Bowers shall have the right to vote the Stockholder Shares at any meeting of the Company's stockholders in accordance with the provisions of Section 1. The vote of Bowers shall control in any conflict between a vote of the Stockholder Shares by Bowers and a vote by Stockholder of such shares.

(d)    The provisions of this Section 2 shall be equally applicable to any action taken or proposed to be taken by the Company's stockholders without a meeting, including any action taken or proposed to be taken by written consent pursuant to Section 228 of the Delaware General Corporation Law.

3.      Termination.  This Agreement shall terminate upon the earlier of (a) approval by the Company's stockholders of the Charter Amendments and the filing of an amendment to the Charter by the Company with the Delaware Secretary of State effecting the Charter Amendments, (b) the written agreement of Stockholder and Bowers, or (c) the third anniversary of the Effective Date. This Agreement shall also terminate if the Effective Date has not occurred by January 31, 2004. Upon termination, this Agreement shall have no further force or effect, except for Section 6 which shall continue to apply to any case, action or proceeding relating to the enforcement of this Agreement.

4.      Representations and Warranties of the Stockholders.  Stockholder hereby represents and warrants to Bowers as follows:

(a)    Due Authorization; Ownership.  Stockholder has the legal capacity and all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. As of the date of this Agreement, Stockholder Beneficially Owns __________ Existing Shares with no restrictions on the voting rights thereof (except as specified in this Agreement), and such Existing Shares constitute all of the shares of capital stock of the Company Beneficially Owned by Stockholder. Assuming this Agreement has been duly and validly authorized, executed and delivered by Bowers, this Agreement constitutes a valid and binding agreement of Stockholder, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

(b)    No Conflicts.  Neither the execution and delivery of this Agreement by Stockholder nor the consummation by Stockholder of the transactions contemplated by this Agreement will conflict with or constitute a violation of or default under any contract, commitment, agreement, or arrangement of any kind to which Stockholder is a party or by which Stockholder or the Stockholder Shares is bound.

5.      No Transfer.  Stockholder hereby agrees, during the term of this Agreement, without the prior written consent of Bowers, not to (a) sell, transfer, assign, pledge or otherwise dispose of, encumber or hypothecate, directly or indirectly, any of the Stockholder Shares other than to a Person who agrees in writing to be bound by the terms of this Agreement, (b) grant any proxies, deposit any Stockholder Shares into a voting trust or enter into a voting or similar agreement with respect to any Stockholder Shares or (c) take any action that would make any representation or warranty of Stockholder contained in this Agreement untrue or incorrect or have the effect of preventing or disabling Stockholder from performing Stockholder's obligations under this Agreement.

6.      Remedies.  Stockholder acknowledges that money damages are not an adequate remedy for violations of this Agreement and, therefore, this Agreement may be enforced by specific performance or injunctive relief. Stockholder agrees that Bowers may, in his sole discretion, apply to any court of competent jurisdiction for specific performance, injunctive relief or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation of this Agreement and, to the extent permitted by applicable law, Stockholder waives any objection or defense to the imposition of such relief. Nothing in this Agreement shall be construed to prohibit Bowers from bringing any action for damages in addition to an action for specific performance or an injunction for a breach of this Agreement. Stockholder acknowledges that Bowers has relied on this Agreement in deciding to enter into the Proposed Transaction.

7.      Notices.  All notices and other communications given under this Agreement shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the other party at the address listed on the signature page hereto (or at such other address as is specified by like notice).

8.      Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.      Further Assurances.  Stockholder further agrees to execute all additional writings, consents and authorizations as may be reasonably requested by Bowers to consummate the transactions contemplated by this Agreement and comply with applicable law, including but not limited to compliance with Section 13(d) of the Exchange Act and the filing of a Schedule 13D, if required.

10.    Miscellaneous.  This Agreement (a) may not be amended, modified or terminated orally or by any course of conduct, but may be amended, modified or terminated only by a written agreement duly executed by Stockholder and Bowers, (b) is binding upon and inures to the benefit of Stockholder and Bowers and each of their successors and assignees, (c) constitutes the entire agreement between Stockholder and Bowers with respect to the subject matter of this Agreement, superseding all oral and written proposals, representations, understandings and agreements previously made or existing with respect to such subject matter, (d) shall be governed by, and interpreted and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflicts of law, (e) does not, and is not intended to, confer any rights on third parties who are not parties to this Agreement, (f) may be executed in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same instrument and (g) may be executed by Stockholder and Bowers by facsimile signature and the other party shall be entitled to rely on such facsimile signature as conclusive evidence that this Agreement has been duly executed by such other party.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

STOCKHOLDER:

John S. Bowers, III

Address:	Address:

Phone:	Phone:

Fax:	Fax: